UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              ENGLOBAL CORPORATION
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             (Exact name of registrant as specified in its charter)

           NEVADA                                                88-0322261
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  (State of incorporation                                     (I.R.S. Employer
      or organization)                                       Identification No.)

       654 N. SAM HOUSTON PARKWAY E., SUITE 400, HOUSTON, TEXAS 77060-5914
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(Address of principal executive offices)                        (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                     Name of each exchange on which
          to be so registered                     each class is to be registered

Common Stock, par value $0.001 per share           The NASDAQ Stock Market LLC

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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

Securities Act registration statement file number to which this form relates:
_______________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

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                                (Title of class)

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                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

                                Explanatory Note

This Registration Statement on Form 8-A of ENGlobal Corporation (the "Registrant") replaces the Registration Statement on Form 8-A of the Registrant previously filed with the Securities and Exchange Commission (the "Commission") on June 11, 1998. The Registrant's Common Stock has been approved for listing and trading on the NASDAQ Global Market and is expected to begin trading on such market on December 18, 2007.


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Item 1.  Description of Registrant's Securities to be Registered.

The following description of the Registrant's Common Stock is a summary only and is subject to and qualified in its entirety by the Registrant's Restated Articles of Incorporation, as amended (the "Amended Articles"), and the Registrant's Amended and Restated Bylaws (the "Bylaws"), and by applicable provisions of Nevada law. The Amended Articles and the Bylaws are incorporated herein by reference.

Authorized Capital Stock

The Registrant is authorized to issue 75,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), and 2,000,000 shares of undesignated (blank check) preferred stock, par value $0.001 per share ("Preferred Stock"). As of December 17, 2007, there were 27,051.766 shares of Common Stock and no shares of Preferred Stock issued and outstanding. An additional 3,250,000 shares of Common Stock have been reserved in accordance with the ENGlobal Corporation 1998 Incentive Plan (the "Plan"), which was approved by the Registrant's stockholders on June 8, 1998, and subsequently amended by stockholders effective December 20, 2001, June 6, 2002, June 5, 2003, June 16, 2005, and June 14, 2007.
The 1998 Incentive Plan was amended and restated by the Board of Directors of the Corporation effective June 8, 2006. As of December 17, 2007, 1,205,640 shares of Common Stock have been issued under the Plan.

Common Stock

Voting. Holders of shares of the Registrant's Common Stock are entitled to one vote for each share held of record on matters properly submitted to a vote of the Registrant's stockholders. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividends. Subject to the dividend rights of the holders of any outstanding series of Preferred Stock, holders of shares of Common Stock will be entitled to receive ratably such dividends, if any, when, as, and if declared by the Board of Directors out of the Registrant's assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Registrant's affairs, holders of the Registrant's Common Stock would be entitled to share ratably in the Registrant's assets that are legally available for distribution to its stockholders. If the Registrant has any Preferred Stock outstanding at such time, holders of the Preferred Stock may be entitled to distribution preferences, liquidation preferences, or both. In such case, the Registrant must pay the applicable distributions to the holders of its Preferred Stock before it may pay distributions to the holders of Common Stock.

Conversion, Redemption, and Preemptive Rights. Holders of the Registrant's Common Stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

The Registrant's Board of Directors has the authority to approve the issuance of all or any shares of Preferred Stock in one or more series, to determine the number of shares constituting any series, and to determine any voting powers, conversion rights, dividend rights, and other designations, preferences, limitations, restrictions, and rights relating to such shares without any further action by the stockholders. The designations, preferences, limitations, restrictions, and rights of any series of Preferred Stock designated by the Board of Directors will be set forth in an amendment to the Amended Articles filed in accordance with Nevada law.

It is likely that the terms and conditions of any Preferred Stock would include preferences and rights superior to those of the holders of Common Stock. Such terms might include (1) special voting rights, (2) special conversion rights, and (3) redemption or other rights that may, among other things, provide the holders of Preferred Stock with (i) a disproportionate share of earnings distributed by way of dividends or of the proceeds of a sale or liquidation of the Registrant, and (ii) disproportionate rights of approval, compared to those of the holders of Common Stock, with respect to certain kinds of transactions.

Notwithstanding the above, the exact terms of the class or series of Preferred Stock will be determined by the Board of Directors prior to issuance, without further action by the stockholders, as permitted by Nevada law, except as may be required for a particular transaction by applicable law or regulation, including, but not limited to, the Commission's rules or regulations or the listing regulations of the NASDAQ Global Market.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Company's Common Stock is Computershare Investor Services, LLC located at 2 North LaSalle Street, Chicago, Illinois 60602.


Item 2. Exhibits.

         3.1 Amendment No. 1 to the Restated Articles of Incorporation of the Registrant, filed with the Nevada Secretary of State on June 2, 2006 (filed herewith).

         3.2 Restated Articles of Incorporation of the Registrant (filed with the Commission on November 14, 2002, as Exhibit 3.16 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002).

         3.3 Amended and Restated Bylaws of the Registrant (filed with the Commission on October 31, 2005, as Exhibit 4.4 to the Registrant's Form S-3).


                                    SIGNATURE

         Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


ENGLOBAL CORPORATION

Date:  December 17, 2007



By:      /s/   Natalie S. Hairston
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         Natalie S. Hairston
         Chief Governance Officer and Secretary